Exhibit 99.1

RPM REPORTS STRONG FOURTH-QUARTER AND RECORD YEAR-END

RESULTS FOR FISCAL 2012

-	Fourth-quarter sales increase 12.2% over prior year

-	Net income for the quarter up 17.7% over prior year

-	Record fiscal 2012 full-year sales; increase 11.7% over prior year

-	Record fiscal 2012 full-year net income; up 14.2% over prior year

Medina, Ohio – July 23, 2012 – RPM International Inc. (NYSE: RPM) today reported sharp gains in net sales, net income and diluted earnings per share for its fiscal 2012 fourth quarter and year ended May 31, 2012.

Fourth-Quarter Results

Net sales, net income and diluted earnings per share for the fourth quarter were all up significantly over prior-year results. Net sales grew 12.2% to a record $1.1 billion from $981.8 million in fiscal 2011. Consolidated earnings before interest and taxes (EBIT) increased 16.5% to $139.5 million from $119.8 million a year ago. Net income was up 17.7% to $82.6 million from $70.2 million a year ago. Diluted earnings per share improved 16.7% to $0.63 from $0.54 in the fiscal 2011 fourth quarter.

“Our operating companies posted an excellent finish to the fiscal year by delivering double-digit increases in sales and net income over last year’s strong fourth quarter,” stated Frank C. Sullivan, chairman and chief executive officer. “This performance was driven by internal growth initiatives, market share gains and continued geographic expansion, despite ongoing raw material challenges and an uncertain global economy.”

Fourth-Quarter Segment Sales and Earnings

Industrial segment sales grew 15.8% to $724.8 million in the fiscal 2012 fourth quarter from $625.9 million a year ago. Organic sales improved 10.2%, despite 3.3% in foreign exchange translation losses, while acquisition growth added 5.6%. Industrial segment EBIT increased 28.7% to $90.4 million from $70.3 million in the fiscal 2011 fourth quarter.

“Nearly all of our industrial businesses delivered improved sales and earnings for the quarter. Areas of particular strength included industrial maintenance coatings and corrosion control coatings, which have benefited from increasing demand in energy markets, as well as industrial capital spending and infrastructure investment. The slowly recovering commercial construction markets in North America also led to increased sales in sealants, waterproofing, roofing materials, concrete admixtures and other construction chemical product lines,” stated Sullivan.

Net sales for RPM’s consumer segment grew 5.9% to $377.0 million from $355.9 million in the fiscal 2011 fourth quarter. Organic sales were up 4.8%, including foreign exchange translation losses of

RPM Reports Strong Fourth-Quarter and Record Year-End Results for Fiscal 2012

July 23, 2012

0.8%, while acquisition growth added 1.1%. Consumer segment EBIT increased 12.5% to $60.3 million from $53.6 million a year ago.

“Sales in the consumer segment, particularly at our Rust-Oleum subsidiary, benefitted from successful new product introductions and continued strong take-away in small-project maintenance, repair and redecorating by consumers,” stated Sullivan. “Sales in the mid-single-digit range for the fourth quarter were in line with our estimates, given the pull-forward of sales into our fiscal third quarter due to the extremely mild winter season in most of the U.S.”

Cash Flow and Financial Position

For fiscal 2012, cash from operations increased 23.8% to $294.9 million, compared to $238.2 million in fiscal 2011. Capital expenditures during the year were $71.6 million, while depreciation was $51.9 million. Total debt at the end of fiscal 2012 was $1.1 billion, compared to $1.1 billion at the end of fiscal 2011. RPM’s net (of cash) debt-to-total capitalization ratio was 40.3%, compared to 34.8% at May 31, 2011, with both at the low end of the company’s historic norms.

Subsequent to year-end, RPM renegotiated its $400 million revolving credit agreement maturing in January 2015 and replaced it with a new $600 million facility maturing in June 2017. “The new agreement contains lower facility fees and spreads, reducing our all-in cost. We were able to increase this facility by securing larger commitments from existing bank partners and adding new banks,” stated Sullivan.

“Our free cash flow allows us to continue funding internal growth initiatives and an increasing cash dividend. This cash flow, in combination with available credit, as well as the ability to tap the capital markets, provides us the dry powder we need to aggressively pursue the many acquisitions in our pipeline,” Sullivan stated. At May 31, 2012, RPM had $813 million in liquidity, which included cash and long-term committed available credit.

Fiscal 2012 Consolidated Sales and Earnings

Fiscal 2012 consolidated net sales, net income and earnings per share saw double-digit increases. Net sales were up 11.7% to a record $3.8 billion from $3.4 billion in fiscal 2011. Consolidated EBIT increased 14.9% to $396.1 million from $344.8 million in fiscal 2011. Net income improved 14.2% to a record $215.9 million from $189.1 million in fiscal 2011. Diluted earnings per share grew 13.8% to a record $1.65 from $1.45 a year ago.

Fiscal 2012 Segment Sales and Earnings

Sales for RPM’s industrial segment increased 12.2% to $2.5 billion from $2.3 billion in fiscal 2011. The organic sales increase was 7.8%, with acquisition growth contributing 4.4%, while foreign exchange had a neutral effect on the year’s results. Industrial segment EBIT grew 19.8% to $282.4 million from $235.8 million in fiscal 2011.

Consumer segment sales for fiscal 2012 improved 10.7% to $1.24 billion from $1.12 billion reported last year. Organic sales increased by 10.2%, including net foreign exchange gains of 0.2%, with

RPM Reports Strong Fourth-Quarter and Record Year-End Results for Fiscal 2012

July 23, 2012

acquisition growth adding 0.5%. Consumer segment EBIT increased 9.7%, to $160.1 million from $146.0 million a year ago.

Acquisitions Expand Global Footprint

During the fourth quarter, RPM announced the acquisition of HiChem Paint Technologies Pty. Ltd., a producer of protective coatings for automotive, home and industrial markets, based in Hallam, Australia. Acquired by RPM’s Rust-Oleum Group on March 30, 2012, HiChem has annual sales of approximately $23 million.

On June 19, 2012, subsequent to year-end, RPM’s Building Solutions Group acquired Viapol Ltda., a producer of building materials and construction products based in Cacapava, Brazil, near Sao Paulo. Viapol’s annual sales are approximately $85 million.

Business Outlook

“While we are planning for another year of continued improvement in sales and earnings, we anticipate growth will be at a more moderate pace in our 2013 fiscal year. In our core North American markets, we see consumers returning to more normal spending patterns for home maintenance, repair and redecorating. We also expect continuing modest momentum in residential and commercial construction spending. We are experiencing some slowdown in the pace of growth and investment for the industrial markets we serve, due in part to the uncertainty that exists around the November U.S. Presidential election. We are beginning to see declines in sales and earnings across some of our European operations. This is compounded by the continuing deterioration of the Euro versus the U.S. dollar. On the plus side, we are seeing stabilization in raw material costs for the first time in many years and are hopeful that we will be able to maintain or improve our gross margin profitability for the year,” Sullivan stated.

“Based on these factors, we expect consumer segment growth to be in the range of 5% to 7% and that our industrial segment will grow 6% to 10%, driving RPM consolidated sales and earnings up year over year in a range of 5% to 10% for our fiscal year ending May 31, 2013.”

“From an acquisition perspective, Viapol will add about $85 million of sales for the full year and is expected to be dilutive to earnings in the first quarter related to inventory step-up and acquisition transaction costs. This transaction should be accretive to earnings for the balance of the year. We also remain hopeful that we are able to complete a couple other acquisitions in fiscal 2013,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-299-7928 or 617-614-3926 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Strong Fourth-Quarter and Record Year-End Results for Fiscal 2012

July 23, 2012

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT today until 11:59 p.m. EDT on July 30, 2012. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 89822740. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

# # #

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2011, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended May 31,		Year Ended May 31,
	2012	2011	2012	2011
	(Unaudited)
Net Sales	$1,101,770	$981,768	$3,777,416	$3,381,841
Cost of sales	641,354	565,342	2,235,153	1,980,974

Gross profit	460,416	416,426	1,542,263	1,400,867
Selling, general & administrative expenses	322,161	297,100	1,155,714	1,058,466
Interest expense	18,433	16,415	72,045	65,427
Investment (income), net	(927)	(4,493)	(4,186)	(15,682)
Other (income), net	(1,230)	(452)	(9,599)	(2,397)

Income before income taxes	121,979	107,856	328,289	295,053
Provision for income taxes	33,399	34,378	94,526	91,885

Net income	88,580	73,478	233,763	203,168
Less: Net income attributable to noncontrolling interests	6,011	3,304	17,827	14,110

Net income attributable to RPM International Inc. Stockholders	$82,569	$70,174	$215,936	$189,058

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.63	$0.54	$1.65	$1.46

Diluted	$0.63	$0.54	$1.65	$1.45

Average shares of common stock outstanding - basic	128,301	127,461	128,130	127,403

Average shares of common stock outstanding - diluted	129,005	128,186	128,717	128,066

SUPPLEMENTAL SEGMENT INFORMATION IN THOUSANDS
	Three Months Ended May 31,		Year Ended May 31,
	2012	2011	2012	2011
	(Unaudited)
Net Sales:
Industrial Segment	$724,759	$625,895	$2,535,238	$2,259,809
Consumer Segment	377,011	355,873	1,242,178	1,122,032

Total	$1,101,770	$981,768	$3,777,416	$3,381,841

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (a)	$89,484	$69,790	$278,676	$232,544
Interest (Expense), Net (b)	(914)	(467)	(3,770)	(3,304)

EBIT (c)	$90,398	$70,257	$282,446	$235,848

Consumer Segment
Income Before Income Taxes (a)	$60,303	$53,654	$160,099	$146,035
Interest (Expense), Net (b)	(33)	30	18	63

EBIT (c)	$60,336	$53,624	$160,081	$145,972

Corporate/Other
(Expense) Before Income Taxes (a)	$(27,808)	$(15,588)	$(110,486)	$(83,526)
Interest (Expense), Net (b)	(16,559)	(11,485)	(64,107)	(46,504)

EBIT (c)	$(11,249)	$(4,103)	$(46,379)	$(37,022)

Consolidated
Income Before Income Taxes (a)	$121,979	$107,856	$328,289	$295,053
Interest (Expense), Net (b)	(17,506)	(11,922)	(67,859)	(49,745)

EBIT (c)	$139,485	$119,778	$396,148	$344,798

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2012	May 31, 2011
Assets
Current Assets
Cash and cash equivalents	$315,968	$435,011
Trade accounts receivable	772,048	740,460
Allowance for doubtful accounts	(26,507)	(27,597)

Net trade accounts receivable	745,541	712,863
Inventories	489,978	463,120
Deferred income taxes	19,868	17,764
Prepaid expenses and other current assets	239,982	239,212

Total current assets	1,811,337	1,867,970

Property, Plant and Equipment, at Cost	1,050,965	998,245
Allowance for depreciation and amortization	(632,133)	(608,218)

Property, plant and equipment, net	418,832	390,027

Other Assets
Goodwill	849,346	831,489
Other intangible assets, net of amortization	345,620	312,867
Other	134,885	112,676

Total other assets	1,329,851	1,257,032

Total Assets	$3,560,020	$3,515,029

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$391,467	$358,790
Current portion of long-term debt	2,584	2,549
Accrued compensation and benefits	166,178	156,981
Accrued loss reserves	54,652	57,645
Other accrued liabilities	144,911	159,324

Total current liabilities	759,792	735,289

Long-Term Liabilities
Long-term debt, less current maturities	1,112,952	1,106,304
Other long-term liabilities	346,967	224,026
Deferred income taxes	26,326	62,042

Total long-term liabilities	1,486,245	1,392,372

Total liabilities	2,246,037	2,127,661

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 131,555; 130,580)	1,316	1,306
Paid-in capital	742,895	735,245
Treasury stock, at cost	(69,480)	(62,495)
Accumulated other comprehensive (loss) income	(177,893)	6,073
Retained earnings	686,818	583,035

Total RPM International Inc. stockholders’ equity	1,183,656	1,263,164
Noncontrolling interest	130,327	124,204

Total equity	1,313,983	1,387,368

Total Liabilities and Stockholders' Equity	$3,560,020	$3,515,029

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended May 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$233,763	$203,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,939	52,385
Amortization	21,759	20,368
Other-than-temporary impairments on marketable securities	1,604	693
Deferred income taxes	(7,088)	7,708
Stock-based compensation expense	13,904	12,282
Other	(6,590)	(1,086)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	980	(70,440)
Decrease (increase) in inventory	7,115	(71,523)
Decrease (increase) in prepaid expenses and other current and long-term assets	17,857	(22,645)
Increase in accounts payable	13,635	55,896
Increase in accrued compensation and benefits	3,162	19,564
(Decrease) in accrued loss reserves	(4,909)	(8,198)
Increase in other accrued liabilities	43,650	41,263
Other	(95,909)	(1,269)

Cash From Operating Activities	294,872	238,166

Cash Flows From Investing Activities:
Capital expenditures	(71,615)	(39,826)
Acquisition of businesses, net of cash acquired	(163,414)	(38,972)
Purchase of marketable securities	(69,824)	(92,060)
Proceeds from sales of marketable securities	51,415	77,035
Proceeds from sales of assets or businesses	2,171	1,301
Investments in unconsolidated affiliates	(31,842)	(9,315)
Other	15,787	(4,103)

Cash (Used For) Investing Activities	(267,322)	(105,940)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	27,894	200,499
Reductions of long-term and short-term debt	(36,128)	(24,502)
Cash dividends	(112,153)	(108,585)
Repurchase of stock	(6,985)	(21,811)
Exercise of stock options	9,931	12,116

Cash (Used For) Provided By Financing Activities	(117,441)	57,717

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	(29,152)	29,713

Net Change in Cash and Cash Equivalents	(119,043)	219,656
Cash and Cash Equivalents at Beginning of Period	435,011	215,355

Cash and Cash Equivalents at End of Period	$315,968	$435,011